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                                                                    EXHIBIT 11.4

                          Caribiner International, Inc.
   Computation of Supplementary Pro Forma Net (Loss) Income Per Common Share
                     For the Three Months Ended December 31,

                                                                                           1995                      1996
                                                                                 -----------------------   -----------------------
Weighted average common stock outstanding during the period                              2,588,690(a)              9,600,677
Effect of outstanding employee stock options                                                    --                    32,282
Common stock issued to repay outstanding bank indebtedness (b)                           1,825,485                   512,364
Conversion of convertible note into shares of preferred stock and the
    subsequent conversion of such shares into shares of common stock                     2,055,000                        --
Conversion of all outstanding shares of preferred stock into shares of
    common stock                                                                         1,541,250                        --
Exercise of warrants                                                                       534,505                        --
Effect of exercise of warrants computed in accordance with the treasury
    stock method                                                                           (99,441)                       --
                                                                                -----------------------    -----------------------

      Total weighted average common stock outstanding during the period                  8,445,489                10,145,323
                                                                                =======================    =======================

(Loss) income before taxes                                                             $(1,180,416)              $ 1,227,544
Plus: reduction in interest expense from the conversion of the Convertible
    Note and repayment of all other indebtedness from proceeds of the initial
    public offering                                                                      1,058,000                        --
    Reduction in interest expense from repayment of all outstanding bank
    borrowings from proceeds of the Offering                                                    --                   358,659
                                                                                -----------------------    -----------------------

Pro forma (loss) income before taxes                                                      (122,416)                1,586,203
Pro forma income tax (benefit) expense                                                     (10,590)                  634,481
                                                                                -----------------------    -----------------------

Pro forma net (loss) income                                                            $  (111,826)              $   951,722
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Supplementary pro forma net (loss) income per common share                             $     (0.01)              $      0.09
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(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration
Statement for its initial public offering have been included as outstanding for all periods presented prior to the initial public offering.

(b) Supplementary earnings per share reflects the issuance and sale of only that number of shares of common stock as would generate net proceeds sufficient to repay outstanding indebtedness as if such issuance had occurred at the beginning of the period presented.